Exhibit 99.1

March 17, 2020

GCI Liberty, Inc. Declares Quarterly Cash Dividend

ENGLEWOOD, Colo.--(BUSINESS WIRE)- GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) today announced that its Board of Directors declared a quarterly cash dividend of $0.43750001 per share of Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), payable in cash on April 15, 2020 to stockholders of record of the Preferred Stock at the close of business on March 31, 2020.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.